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                                                                  EXHIBIT (15)-1

February 3, 1997

Ohio Edison Company

We are aware that Ohio Edison Company has incorporated by reference in this registration statement Ohio Edison Company's Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, which include our reports dated May 1, 1996, August 9, 1996, and November 12, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP